Exhibit 99.1

Production from Kearl expansion project begins ahead of schedule

•	All three froth trains operational; doubles overall Kearl production capacity
•	Project captured efficiencies, lessons learned from initial development
•	Incorporates technologies to significantly enhance environmental performance

Calgary, June 16, 2015 — Imperial today announced the successful startup of the Kearl oil sands expansion project, with all three froth trains operational. Production from the expansion project is expected to ultimately reach 110,000 barrels per day, bringing total production from Kearl to 220,000 barrels per day*.

“Startup of the Kearl expansion project was achieved with a disciplined focus on safety, project management and operational excellence,” said Rich Kruger, Imperial chairman and CEO. “Completed ahead of schedule, the project benefited significantly from Imperial’s ‘design-one/build multiple’ approach, ExxonMobil’s expertise in project planning and execution, strong relationships with Alberta-based contractors, and lessons learned from the Kearl initial development.”

“The overall Kearl development represents the next generation of oil-sands mining,” said Kruger. “Using Imperial’s proprietary paraffinic froth treatment process, we eliminated the need for an onsite upgrader, significantly reducing greenhouse-gas emissions. Specifically, on a well-to-wheels basis, Kearl diluted bitumen has about the same greenhouse-gas emissions footprint as the average crude refined today in the United States. Energy consumption has also been reduced by installing electrical cogeneration technology.”

Other environmental innovations include on-site water storage to eliminate withdrawals from the Athabasca River in low-flow periods, progressive land and tailings reclamation, and a state-of-the-art waterfowl deterrent system.

Construction of the Kearl expansion involved 33 million work hours and employed a peak workforce of more than 5,000 people. The project team and construction workforce achieved industry-leading safety performance. Of the project’s approximately $9 billion investment, 90 percent was spent with Canadian companies based in Alberta. Nearly $500 million was directed to local suppliers and contractors in the Wood Buffalo region, of which about 25 percent are Aboriginal-owned and operated.

The Kearl initial development commenced production in April 2013. Kearl bitumen production has been processed in more than 25 refineries throughout North America and elsewhere in the world. Located about 75 kilometres northeast of Fort McMurray, Alberta, Kearl is expected to recover approximately 4.6 billion barrels of bitumen over an estimated project life of more than 40 years.

*156,000 barrels Imperial’s share

FOR MORE INFORMATION, CONTACT:

Meredith Milne – 587-476-4743	Pius Rolheiser – 587-476-7010

Investor Relations	Public and Government Affairs

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil and natural gas, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.